Exhibit 4.1

APPROVED BY SHAREHOLDERS ON MAY 9, 2008

AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN

1.             Purpose

The Purpose of this stock option plan (“Plan”) is to encourage ownership of common shares (the “Shares”) of Agnico Eagle Mines Limited (the “Corporation”) by directors, officers, employees and service providers being those persons who are primarily responsible for the management and profitable growth of the Corporation’s business, by providing additional incentive for superior performance by such persons and to enable the Corporation to attract and retain valued directors, officers, employees and service providers.

2.             Interpretation

For the purpose of this Plan, the following terms shall have the following meanings:

“Black Out Period” means any period during which a policy of the Corporation prevents an insider of the Corporation from trading in the Shares;

“Committee” means the Compensation Committee appointed by the Board of Directors of the Corporation;

“Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) engaged to provide ongoing management or consulting services for the Corporation or a subsidiary of the Corporation;

“Eligible Assignee” means, in respect of any Eligible Person, such person’s Spouse, minor children and minor grandchildren, a trust governed by a registered retirement savings plan of an Eligible Person, an Eligible Corporation or an Eligible Family Trust;

“Eligible Corporation” means a corporation controlled by an Eligible Person and of which all other shareholders are Eligible Assignees;

“Eligible Family Trust” means a trust of which the Eligible Person is a trustee and of which all beneficiaries are Eligible Assignees;

“Eligible Person” means, subject to all applicable laws, any employee, officer, director of or Consultant to the Corporation or any subsidiary of the Corporation;

“Market Price” shall have the following meaning:

(a)                                  “Market Price”, in respect of options to be granted with an Exercise Price denominated in Canadian dollars, shall mean, at any date, the closing sale price for board lots of the Shares on the TSX on such day.  If the Shares did not trade on the TSX on such day, Market Price shall be the closing sale price for board lots of the Shares on the NYSE on such day converted into Canadian dollars at the rate at which United States dollars may be exchanged into Canadian dollars using the inverse Noon Buying Rate.  If the Shares did not trade on the TSX or NYSE on such day, Market Price shall be the closing sale price for board lots of the Shares on such stock exchange in Canada on which the Shares are listed on such day as may be selected by the Committee for such purpose.  If the Shares do not trade on such day on any such stock exchange, the Market Price shall be the average of the bid and ask prices for board lots of the Shares at the close of trading on the TSX on such date; or

(b)                                 “Market Price”, in respect of options to be granted with an Exercise Price denominated in United States dollars, shall mean, at any date, the closing sale price for board lots of the Shares on the NYSE on such day.  If the Shares did not trade on the NYSE on such day, Market Price shall be the closing sale price for board lots of the Shares on the TSX on such day converted into United States dollars at the rate at which Canadian dollars may be exchanged into United States dollars using the Noon Buying Rate.  If the Shares do not trade on such day on either such stock exchange, the Market Price shall be the average of the bid and ask prices for board lots of the Shares at the close of trading on the NYSE on such day.

If such Shares are not listed and posted for trading on any stock exchange, the Market Price in respect thereof shall be the fair market value of such Shares as determined by the Committee in its sole discretion;

“Non-Management Eligible Person” shall have the meaning ascribed thereto in section 8;

“Noon Buying Rate” means the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York, or, in the event such rate is not quoted or published by the Federal Reserve Bank of New York, shall be the exchange rate determined by reference to such other publicly available service for displaying exchange rates as may be determined by the Committee;

“NYSE” means the New York Stock Exchange;

“OBCA” means the Business Corporations Act (Ontario), as amended from time to time;

“Spouse” shall have the meaning given to it in the Income Tax Act (Canada);

“subsidiary” shall have the meaning given to it in the Securities Act (Ontario); and

“TSX” means The Toronto Stock Exchange.

3.             Administration

The Plan shall be administered by the Committee, which shall consist of not fewer than three directors of the Corporation.  Vacancies on the Committee, howsoever caused, shall be filed by the Board of Directors of the Corporation.  The Committee shall have full authority to interpret the Plan and to make any such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan, taking into consideration the recommendations of management.  The decisions of the Committee shall be binding and conclusive for all purposes and upon all persons.

4.             Number of Shares Reserved

The maximum number of Shares which may be reserved for issuance under the Plan shall be 19,000,000 Shares, subject to adjustment in accordance with section 10 which number may only be increased with the approval of the shareholders of the Corporation.  The maximum number of Shares which may be reserved for issuance to any one person pursuant to options (under the Plan or otherwise), warrants, share purchase plans or other compensation arrangements shall not exceed 5% of the total issued and outstanding Shares.  Any Shares subject to an option granted under the Plan which for any reason is cancelled or terminated without having been exercised shall again be available to be granted under the Plan.  All Shares issued pursuant to the exercise of options granted under the Plan will be so issued as fully paid common shares of the Corporation.

5.             Expiry Date

Options granted under the Plan must expire not later than five years after the date the option was granted.  Each option shall be subject to earlier termination as provided in paragraph 7(d) of the Plan.

6.             Participation

Options shall be granted under the Plan only to Eligible Persons as shall be designated from time to time by the Committee, Eligible Corporations and Eligible Family Trusts and shall be subject to the rules and regulations of any stock exchange upon which the Shares are listed for trading.

7.             Terms and Conditions of Options

The terms and conditions of options granted under the Plan shall be set forth in written option agreements between the Corporation and the optionees.  Such terms and conditions shall include the following and such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Committee:

(a)                                  Exercise Price:  The exercise price of an option granted under the Plan shall be fixed by the Committee which price shall not be less than the Market Price of the Shares on the trading day immediately preceding the date of the grant.  The Committee may also determine that the exercise price per Share may escalate at a specified rate dependent upon the year in which any option to purchase Shares may be exercised by the optionee.

(b)                                 Payment:  The full purchase price of Shares purchased under the option shall be paid in cash upon the exercise thereof in the currency in which the Exercise Price is denominated.  A holder of an option shall have none of the rights of a shareholder until the Shares are issued to him or her.

(c)                                  Exercise of Options:  The Committee may determine when an option will become exercisable and may determine that the option shall be exercisable in instalments on such terms as to timing of vesting or otherwise as the Committee deems advisable provided that options granted under the Plan shall vest not more quickly than, in equal instalments (computed in each case to the nearest full share), on each of the date of grant of the Option and each anniversary of the date of grant of the Option up to and including the second last anniversary date of the grant.  Except as provided in paragraph 7(d) hereof, no option may be exercised unless that optionee is then an Eligible Person.  The Plan shall not confer upon the optionee any right with respect to continuation of employment by the Corporation.

(d)                                 Termination of Options:  Any option granted pursuant hereto, to the extent not validly exercised, will terminate on the earliest of the following dates:

                     (i)     the date of expiration specified in the option agreement, being not later than five years after the date the option was granted;

                  (ii)     subject to subparagraph (d)(iv) below, 30 days after the date an optionee ceases to be an Eligible Person for any reason whatsoever other than death;

               (iii)     six months after the date of the optionee’s death during which period the option may be exercised only by the optionee’s legal representative or the person or persons to whom the deceased optionee’s rights under the option shall pass by will or the applicable laws of descent and distribution, and only to the extent that the optionee would have been entitled to exercise it at the time of his death; and

              (iv)     where the optionee is a director of the Corporation and ceases to be an Eligible Person by reason of his or her retirement or resignation from the Board of Directors of the Corporation, four years from the date of such retirement or resignation, subject to any resolution that may be passed by the Board of Directors of the Corporation on the recommendation of the Committee shortening such term, and provided that in no event shall any option granted pursuant hereto expire later than five years after the date the option was granted.

(e)                                  Assignment to Eligible Assignees:  Subject to obtaining approval in advance from the Corporation and from each stock exchange on which shares of the Corporation are listed and which reserves the right to approve such assignments, Eligible Persons may assign options granted to them under the Plan to Eligible Assignees and Eligible Assignees may, in turn, assign such options to other Eligible Assignees or the original optionee.  The original optionee under the Plan must be an Eligible Person at the time of the assignment.  Notwithstanding any such assignment, all options granted under the Plan shall be deemed to be the option of the original optionee for the purposes of applying the rules and policies of the stock exchanges on which shares of the Corporation are listed.  No consideration may be given to any assignee in connection with any assignment of options granted under the Plan.  Subject to the foregoing, no options shall be transferable by the optionee other than by will or the laws of descent and distribution and shall be exercisable during the optionee’s lifetime only by him or her.

(f)                                    Applicable Laws or Regulations:  The Corporation’s obligation to sell and deliver Shares under each option is subject to the compliance by the Corporation and any optionee with applicable securities laws and the requirements of regulatory authorities having jurisdiction and is also subject to the acceptance for listing of the Shares which may be issued in exercise thereof by each stock exchange upon which Shares of the Corporation are listed for trading.

(g)                                 Maximum Number of Options Granted Per Fiscal Year:  The maximum number of options which may be granted under the Plan in any fiscal year of the Corporation may not exceed 2% of the total issued and outstanding Shares immediately prior to the grant of such options.

8.             Loans to Non-Management Eligible Persons

Subject to Section 20 of the OBCA or any successor or similar legislation and other applicable laws, the Corporation may, at any time and from time to time, lend money (on a non-recourse or limited recourse basis or otherwise) or provide guarantees or other support arrangements to assist an Eligible Person who is not a director or officer of the Corporation (a “Non-Management Eligible Person”) to fund all or a part of the purchase price for Shares being purchased pursuant to an option granted to a Non-Management Eligible Person under the Plan on such terms and conditions as the Corporation may determine, provided that each loan made to such Non-Management Eligible Person shall become due and payable in full on the date a Non-Management Eligible Person becomes a director or officer of the Corporation.

9.             Compulsory Acquisition or Going Private Transaction

If and whenever there shall be a compulsory acquisition of the Shares of the Corporation following a takeover bid or issuer bid pursuant to Part XV of the OBCA or any successor or similar legislation, then following the date upon which the takeover bid or issuer bid expires, an optionee shall be entitled to receive, and shall accept, for the same exercise price, in lieu of the number of Shares to which such optionee was theretofore entitled to purchase upon the exercise of his or her options, the aggregate amount of cash, shares, other securities or other property which such optionee would have been entitled to receive as a result of such bid if he or she had tendered such number of Shares to this bidder.

10.          Certain Adjustments

In the event:

(a)                                  of any change in the Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise;

(b)                                 of any stock dividend to holders of Shares;

(c)                                  that any rights are granted to all holders of Shares to purchase Shares at prices substantially below fair market value;

(d)                                 of any distribution of evidences of indebtedness or assets of the Corporation (excluding dividends paid in the ordinary course) to all holders of Shares; or

(e)                                  that as a result of any recapitalization, merger, consolidation or otherwise, the Shares are converted into or exchangeable for any other securities;

then in any such case, subject to prior approval of the relevant stock exchanges, the number or kind of shares reserved for issuance and available for options under the Plan, the number or kind of shares subject to outstanding options and the exercise price per option shall be proportionally adjusted by the Committee to prevent substantial dilution or enlargement of the rights granted to, or available for, holders of options as compared to holders of Shares.

11.          Black Out Period

Notwithstanding anything contained in the Plan or any option issued under the Plan, if the date on which an option expires occurs during, or within 10 days after the last day of a Black Out Period or other trading restriction imposed by the Corporation, in each case, that is applicable to the holder of the option, the date of termination or expiry of such option will be the last day of that 10-day period.

12.          Amendment and Discontinuance of Plan

The Board of Directors of the Corporation may, insofar as permitted by law and subject to any required approval of any stock exchange or other authority, from time to time amend or revise the terms of the Plan or discontinue the Plan at any time; provided, however, that no amendment or revisions may, without the consent of the optionee, in any manner adversely affect the rights of the optionee under any option theretofore granted under the Plan.  Notwithstanding the foregoing, without approval of the shareholders, no such amendment or revision shall:

(a)                                  increase the maximum number of Shares reserved for issuance under the Plan;

(b)                                 reduce the exercise price for any option;

(c)                                  extend the term of an option held by an insider of the Corporation;

(d)                                 increase any limit on grants of options to insiders of the Corporation set out in the Plan; or

(e)                                  amend section 7(e) or the definitions of “Eligible Assignee”, “Eligible Corporation”, “Eligible Family Trust” or “Eligible Person”.